8 (June 2019)-97054491-v6 v 1}

As filed with the Securities and Exchange Commission on June 28, 2019
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	31-1401455
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, Ohio 45069 (513) 425-5000 (Address of Principal Executive Offices)
AK STEEL HOLDING CORPORATION 2019 OMNIBUS SUPPLEMENTAL INCENTIVE PLAN
(Full Title of Plan)

Joseph C. Alter
Vice President and General Counsel and Corporate Secretary
AK Steel Holding Corporation
9227 Centre Pointe Drive
West Chester, Ohio 45069
(Name and address of agent for service)
(513) 425-5000
(Telephone number, including area code, of agent for service)
With a copy to:
Brian S. Duba
Senior Corporate Counsel and Chief Compliance Officer
AK Steel Holding Corporation
9227 Centre Pointe Drive
West Chester, Ohio 45069
(513) 425-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B). ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(2)
Common Stock, par value $0.01 per share	14,400,000 shares (3)	$2.17	$31,248,000	$3,787.26

(1)
In the event of a stock split, stock dividend or similar transaction involving the Registrant’s common stock (“Common Stock”), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
This estimate is made pursuant to Rule 457(c) and (h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $2.17, which is the average of the high and low prices for the Registrant’s Common Stock as reported on the consolidated transactions reporting system on June 25, 2019.

(3)	Represents shares of Common Stock reserved for issuance pursuant to future awards under the AK Steel Holding Corporation 2019 Omnibus Supplemental Incentive Plan (the “2019 OSIP”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The documents containing the information required to be included in Part I of this Registration Statement will be sent or given to the participants as specified in Rule 428(b)(1) promulgated under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The Securities and Exchange Commission (the “Commission”) allows the “incorporation by reference” of the information that AK Steel Holding Corporation (“we,” “our” or “us”) files with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2018, including portions of our Schedule 14A filed on April 10, 2019, incorporated by reference therein;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which we filed with the Commission on April 29, 2019;

(c)	our Current Reports on Form 8-K or 8-K/A, which we filed with the Commission on January 28, 2019 (with respect to item 2.05) and May 29, 2019 (with respect to items 5.02 and 5.07 only);

(d)
the description of our Common Stock contained in our Form 8-K, which we filed with the Commission on November 4, 2014 (which amends such description contained in our Registration Statement on Form S-4 (File No. 333-82035), as amended from time to time), including any amendment or report filed for the purpose of updating such description; and

(e)
future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold; provided that this Registration Statement will not incorporate any information that we may furnish to the Commission under Item 2.02 or Item 7.01 unless specifically provided in such Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be a part of this Registration Statement. Information contained in a Current Report on Form 8-K furnished to and not filed with the Commission will not be incorporated by reference into this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Our Vice President, General Counsel and Corporate Secretary, Joseph C. Alter, has passed on the validity of the shares of our common stock to be issued under the 2019 OSIP. Mr. Alter beneficially owns restricted stock, performance shares and options to purchase common stock granted under the our existing AK Steel Holding Corporation Stock Incentive Plan (the “2016 SIP”) and is eligible to receive additional performance shares pursuant to outstanding grants under our 2016 SIP. In addition, Mr. Alter is eligible to receive awards under the 2019 OSIP.

Item 6.	Indemnification of Directors and Officers
We are governed by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. The Restated Certificate of Incorporation of the Company, as amended, ("Certificate") has eliminated the personal liability of its directors to the fullest extent permitted by law.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any current or former director, officer, employee or agent of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
Article Seven of our Certificate states that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement or other liabilities actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by law, and the corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing such indemnification. We also maintain directors’ and officers’ liability insurance to insure our directors and officers against certain liabilities incurred in their capacity as such.
The foregoing summaries do not purport to be complete and each is qualified in its entirety by reference to the full text of the statute, our Certificate and By-laws and the arrangements referred to above.

Item 8.	Exhibits

Exhibit No.	Description of Document

4.1
Restated Certificate of Incorporation of AK Steel Holding Corporation (incorporated by reference to Exhibit 3.1 to AK Steel Holding Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as filed with the Commission on October 25, 2016).

4.2	Bylaws of AK Steel Holding Corporation (incorporated by reference to Exhibit 3.1 to AK Steel Holding Corporation’s Current Report on Form 8-K, as filed with the Commission on January 20, 2017).

4.3
AK Steel Holding Corporation 2019 Omnibus Supplemental Incentive Plan (incorporated by reference to Exhibit 10.1 to AK Steel Holding Corporation’s Current Report on Form 8-K/A. as filed with the Commission on May 29, 2019).

5.1	Opinion of Joseph C. Alter, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Joseph C. Alter, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

Item 9.	Undertakings
(a) The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, State of Ohio on June 28, 2019.

AK Steel Holding Corporation

By:	/s/ Joseph C. Alter
Name:	Joseph C. Alter
Title:	Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Roger K. Newport, Jaime Vasquez and Joseph C. Alter, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign for such person and in such person’s name and capacity indicated below, any and all amendments to this Registration Statement on Form S-8 (including all post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2019.

Signature	Title

/s/ Roger K. Newport	Chief Executive Officer and Director (Principal Executive Officer)
Roger K. Newport

/s/ Jaime Vasquez	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)
Jaime Vasquez

/s/ Gregory A. Hoffbauer
Gregory A. Hoffbauer	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Ralph S. Michael, III	Non-Executive Chairman
Ralph S. Michael, III

/s/ Dennis C. Cuneo	Director
Dennis C. Cuneo

/s/ Sheri H. Edison	Director
Sheri H. Edison

/s/ Mark G. Essig	Director
Mark G. Essig

/s/ William K. Gerber	Director
William K. Gerber

/s/ Gregory B. Kenny	Director
Gregory B. Kenny

/s/ Dwayne A. Wilson	Director
Dwayne A. Wilson

/s/ Vicente Wright	Director
Vicente Wright
/s/ Arlene M. Yocum	Director
Arlene M. Yocum